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                                                                    EXHIBIT 10.4


                         DEFERRED COMPENSATION AGREEMENT


         THIS DEFERRED COMPENSATION AGREEMENT ("Agreement") is entered into and effective as of the 30th day of June, 2000, by and between (i) HEALTHCARE RECOVERIES, INC., a Delaware corporation ("Corporation"), and (ii) PATRICK B. MCGINNIS ("Employee").

         RECITALS:

         A. Employee is the Chairman of the Board and Chief Executive Officer of the Corporation.

         B. The Corporation has made an $886,519.50 loan to Employee as evidenced by Employee's Amended and Restated Promissory Note in that amount of even date herewith ("Loan").

         C. Employee is a participant in the Corporation's Management Group Incentive Compensation Plan ("Plan").

         D. The Corporation and Employee desire to enter into this Agreement for the purpose of setting forth the terms and conditions under which amounts otherwise due Employee under the Plan will be deferred.

         AGREEMENT:

         NOW, THEREFORE, the parties hereby agree as follows:

         1. DEFERRED COMPENSATION. Employee and the Corporation hereby agree that notwithstanding the provisions of the Plan, 50% of all of the amounts otherwise payable to Employee under the Plan shall not be paid by the Corporation when otherwise required to be paid in accordance with the terms of the Plan, but instead shall be deferred and paid as provided in this Agreement.

         2. INTEREST ON DEFERRED COMPENSATION. The balance in the Deferred Compensation Account (as hereinafter defined) from time to time shall bear interest at the rate of 6.62% per annum, compounded annually.

         3. DEFERRED COMPENSATION ACCOUNT. The Corporation shall establish on its books a deferred compensation account for Employee's benefit ("Deferred Compensation Account"). The Deferred Compensation Account shall be credited with
(i) all amounts credited thereto in accordance with Section 1, and (ii) the interest earned in accordance with Section 2, and shall be debited with all payments made by the Corporation to Employee pursuant to the terms of this Agreement.



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         4.       PAYMENT OF DEFERRED COMPENSATION. Subject to the provisions of
Section 9, the amount in Employee's Deferred Compensation Account shall be paid to Employee within 30 days following the full payment by Employee of all amounts due under the Loan unless at least six months prior to the full repayment of the Loan Employee has designated, in such manner as the Corporation shall require, the manner in which Employee desires the amount in the Deferred Compensation Account to be paid; provided, however, that in no event may payments be required more often than quarterly, nor over a period in excess of ten years. The last designation filed by Employee with the Corporation which was filed more than six months prior to the full repayment of the Loan shall govern.

         5. DESIGNATION OF BENEFICIARY. Employee shall be entitled to designate a beneficiary or beneficiaries to receive the payments of the amount in the Deferred Compensation Account in the case of his death. Such designation may include a designation of a contingent beneficiary or beneficiaries. Employee may, from time to time, change such designation of beneficiary or beneficiaries as he shall desire. Notice of the designation shall be given by Employee to the Corporation in such manner as the Corporation shall require.

         6. NO ASSIGNMENT OR ANTICIPATION. Neither Employee nor any beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments due under this Agreement, which payments and all rights thereto are expressly declared to be non-assignable and non-transferable. In the event that there is any attempted assignment or transfer by Employee or a beneficiary of their rights to receive any payments under this Agreement, the Corporation shall have no further obligation or liability hereunder. The benefits payable under this Agreement shall not, in any manner, be subject to garnishment, attachment, execution, levy, debts, contracts, liabilities, assignments or torts of Employee or any beneficiary.

         7. NOT FUNDED LIABILITY. All amounts payable hereunder shall constitute a general claim against the Corporation and will not be a lien or claim on any specific assets of the Corporation. The Deferred Compensation Account is solely an accounting mechanism and shall not represent any segregated assets of the Corporation.

         8. TAX CONSEQUENCES. It is the intention of the parties that the amount in the Deferred Compensation Account not constitute taxable income to Employee or any designated beneficiary until such time as the Corporation has made actual payment of such amount, and this Agreement shall be so construed. Employee acknowledges that all payments made to him hereunder will be treated as compensation and the Corporation will be required to withhold appropriate amounts of tax therefrom as required by law. Employee further acknowledges that amounts otherwise payable pursuant to the Plan which are instead credited to the Deferred Compensation Account will, under current law, be treated as wages for purposes of the social security and Medicare taxes. Employee hereby agrees to timely provide the Corporation with sufficient funds to enable it to meet its withholding obligation with respect to such taxes.

         9. RIGHT OF SET-OFF. In the event that Employee is in default with respect to the Loan, or ceases to be an employee of the Company for any reason (including death), the Corporation may, in its sole discretion, apply amounts in the Deferred Compensation Account against amounts to which the Corporation is then entitled under the Loan (including any amounts becoming due as a


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result of the acceleration of the Loan). If the Corporation exercises the right of set-off provided for in this Section 9, such amounts shall be deemed to have been paid to Employee for all purposes of this Agreement.

         10. BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective executors, administrators, heirs, successors and assigns.

         11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                                             HEALTHCARE RECOVERIES, INC.


                                             By:  /s/
                                                 -----------------------------
                                             Title:
                                                 -----------------------------
                                                        ("Corporation")

                                               /s/ Patrick B. McGinnis
                                             ---------------------------------
                                             PATRICK B. MCGINNIS
                                                        ("Employee")


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